Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2025 Earnings Release
October 29, 2025

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2025 Results
Cat Financial reported third-quarter 2025 revenues of $926 million, an increase of $38 million, or 4%, compared with $888 million in the third quarter of 2024. The increase in revenues was primarily due to a favorable impact from higher average earning assets of $56 million, partially offset by an unfavorable impact from lower average financing rates of $15 million. Third-quarter 2025 profit was $134 million, a decrease of $3 million, or 2%, compared with $137 million profit in the third quarter of 2024.
Third-quarter 2025 profit before income taxes was $184 million, an increase of $2 million, or 1%, compared with $182 million profit in the third quarter of 2024. The increase was mainly driven by a favorable impact from higher average earning assets of $23 million, partially offset by higher provision for credit losses of $15 million and higher general, operating and administrative expenses of $5 million.
The provision for income taxes for the third quarter of 2025 was $50 million on $184 million profit before income taxes compared with $45 million on $182 million profit before income taxes for the third quarter of 2024. The provision for income taxes for the third quarter of 2025 included a $10 million expense for a valuation allowance against the deferred tax assets of a non-U.S. subsidiary.
During the third quarter of 2025, retail new business volume was $3.63 billion, an increase of $234 million, or 7%, compared with $3.40 billion in the third quarter of 2024. The increase was driven by higher volume in all segments, partially offset by a decrease in Mining.
At the end of the third quarter of 2025, past dues at Cat Financial were 1.47%, compared with 1.74% at the end of the third quarter of 2024. Write-offs, net of recoveries, were $40 million for the third quarter of 2025, compared with $27 million for the third quarter of 2024. As of September 30, 2025, Cat Financial’s allowance for credit losses totaled $283 million, or 0.89% of finance receivables, compared with $290 million or 0.94% of finance receivables at June 30, 2025. The allowance for credit losses at year-end 2024 was $267 million, or 0.91% of finance receivables.

“Cat Financial delivered another solid quarter with strong portfolio performance reflected in historically low past dues,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. “The Cat Financial team continues to focus on execution of our strategy and supporting Caterpillar customers and dealers with financial services solutions.”
About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

THIRD-QUARTER 2025 VS. THIRD-QUARTER 2024
(ENDED SEPTEMBER 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2025	2024	CHANGE
Revenues	$926	$888	4%
Profit Before Income Taxes	$184	$182	1%
Profit (excluding profit attributable to noncontrolling interests)	$134	$137	(2)%
Retail New Business Volume	$3,630	$3,396	7%
Total Assets at September 30, and December 31, respectively	$36,901	$34,084	8%

NINE MONTHS 2025 VS. NINE MONTHS 2024
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2025	2024	CHANGE
Revenues	$2,685	$2,606	3%
Profit Before Income Taxes	$541	$393	38%
Profit (excluding profit attributable to noncontrolling interests)	$401	$241	66%
Retail New Business Volume	$10,193	$9,550	7%

FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.